SCHEDULE A TO UNDERWRITING AGREEMENT
                     BETWEEN COLUMBIA FLOATING RATE FUND AND
                        COLUMBIA FUNDS DISTRIBUTOR, INC.

The classes of the Fund covered by this agreement are:

Name of Class     Effective Date
Class A           August 3, 1999
Class B           August 3, 1999
Class C           August 3, 1999
Class Z           August 3, 1999

Dated:  November 1, 2003

                                       A-1